Exhibit 3.1

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF METROPCS, INC.

a Delaware Corporation

(Pursuant to Sections 242 and 245

of the Delaware General Corporation Law (“DGCL”))

The undersigned, Roger D. Linguist, hereby certifies that,

1. He is the duly elected and acting President and Chief Executive Officer of this corporation.

2. The original certificate of incorporation of this corporation was filed in the Office of the Secretary of State of the State of Delaware on June 24, 1994 under the name of General Wireless, Inc. pursuant to the DGCL.

3. The directors and the stockholders of this corporation, in accordance with Sections 242 and 245 of the DGCL, have adopted and approved this Seventh Amended and Restated Certificate of Incorporation.

4. The Sixth Amended and Restated Certificate of Incorporation of this corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I.

The name of this corporation is MetroPCS, Inc.

ARTICLE II.

The address of the registered office of this corporation in the State of Delaware is 2711 Centerville Road, City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV.

This corporation shall have perpetual existence.

ARTICLE V.

This corporation is authorized to issue one class of stock designated “Common Stock.” The total number of shares which the corporation is authorized to issue is One Hundred (100) shares, all of which shall be Common Stock, par value $0.0001 per share.

ARTICLE VI.

Except as otherwise provided in this Seventh Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the corporation.

ARTICLE VII.

The number of directors of the corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws or amendment thereof duly adopted by the Board of Directors or by the stockholders.

ARTICLE VIII.

Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE IX.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

ARTICLE X.

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

ARTICLE XI.

The corporation shall, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof), as amended from time to time, indemnify any officer or director whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other losses of any nature. The indemnification provided in this Article XI shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity, while holding such office, and shall continue as to a person who has ceased to be an officer or director and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE XII.

The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Seventh Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XIII.

All shares of nonvoting Class B Common Stock issued by this corporation prior to the effective date of this Seventh Amended and Restated Certificate of Incorporation are hereby deemed to have been duly authorized and validly issued notwithstanding any prohibition against the issuance of nonvoting equity securities set forth in the certificate of incorporation of this corporation as in effect from time to time prior to the effective date of this Seventh Amended and Restated Certificate of Incorporation, and each and every such prohibition is hereby rescinded with retroactive effect.

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IN WITNESS WHEREOF, this Seventh Amended and Restated Certificate of Incorporation has been executed by the President and Chief Executive Officer of the corporation on this 23rd day of July, 2004.

METROPCS, INC.

By:	/s/ Roger D. Linquist
Roger D. Linquist
President and Chief Executive Officer